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CONTACT:  Scott St. Clair                   Lauren Felice/ Wendi Green
          8x8, Inc.                         Ruder Finn
          (408) 654-0998                    (212) 583-6370/(212) 593-6374
          scottsc@8x8.com                   felicel@ruderfinn.com
                                            greenw@ruderfinn.com


FOR IMMEDIATE RELEASE

              8x8 NAMES TWO TELECOM INDUSTRY VETERANS TO ITS BOARD

SANTA CLARA, Calif. - October 21, 1999 - 8x8, Inc. (Nasdaq: EGHT), a leading supplier of multimedia communications technology and systems, today announced that Mr. Joseph Markee and Mr. Lee Camp were elected to its Board of Directors, increasing the number of board members to seven. Both men are veterans of the telecommunications industry, Markee as co-founder and chairman of Copper Mountain Networks, and Camp as president and CEO of Pacific Telesis Enhanced Services.

"We are very pleased to have Joe and Lee join our board," said Dr. Paul Voois, 8x8's chairman and CEO. "Their combined knowledge and experience in the telecom industry will be a tremendous strategic asset to 8x8."

Joe Markee is chairman of the board, chief technical officer and co-founder of Copper Mountain Networks, Inc. He has a distinguished track record for launching high-technology companies and leading them to success. Before co-founding Copper Mountain, Mr. Markee was co-founder of Primary Access, a leading remote-access server company acquired by 3Com Corporation in 1995. At 3Com/Primary Access, he was a member of the senior management team, serving as vice president of operations and vice president of support.

"As we move to deploy our IntraSwitch(TM) iPBX Server Software, an understanding of the business of selling infrastructure equipment to service providers is critical," continued Voois. "As a founder of Copper Mountain, one of the largest suppliers of DSL (digital subscriber loop) equipment to service providers, Joe knows that business very well, and I look forward to his strategic counsel as we bring our IP Telephony products to market."

Prior to retiring from SBC Corporation after 35 years, Lee Camp was president and CEO of Pacific Telesis Enhanced Services. In this position he was responsible for most of the company's initiatives in new unregulated businesses, including entry into video services, the introduction of Internet merchant directories and the development and commercialization of voice messaging services. In addition, Mr. Camp oversaw a variety of strategy and new business development efforts for Pacific Telesis.


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8x8 NAMES TWO TELECOM INDUSTRY VETERANS TO ITS BOARD
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"Lee brings to 8x8 extensive experience in the telecom service industry through his work at Pacific Bell and SBC, where he built and ran several service businesses during his 35-year tenure," concluded Voois. "His mix of operational experience, new venture entrepreneur drive and industry knowledge will greatly benefit 8x8."

ABOUT 8x8

8x8 is a leading manufacturer of digital telecommunications technology, including IP telephony gateways, software and semiconductors. By leveraging its technology expertise in audio and video compression and communication protocols, the company is providing systems and software to network and telecommunications equipment providers, cable television system operators, and local exchange carriers. For more information, visit our Web site at http://www.8x8.com.

This press release contains forward looking statements. 8x8's actual results could differ materially from those discussed, implied or forecasted in the forward looking statements due to factors including in particular: the uncertainty of future profitability, the lack of assurance of future license revenues, potential fluctuations in future operating results, uncertainty surrounding the market acceptance of the Company's new and existing IP communications and monitoring products, dependence on key customers, need for additional capital, current and potential competition, and other risks detailed from time to time in 8x8's Securities and Exchange Commission filings, including its Report on Form 10-Q for the quarter ended June 30, 1999. 8x8 assumes no obligation to revise or update any forward-looking statements contained in this press release.

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Editors: 8x8 and the 8x8 logo are registered trademarks and IntraSwitch is a trademark of 8x8, Inc. All other trademarks are property of their respective owners.